Exhibit 10.1

June 15, 2017
(updated June 19, 2017)

Todd E. Cunfer

Dear Todd:

It is a pleasure to offer you the position of Vice President of Finance for Atkins Nutritionals, Inc. (the “Company”) with a planned start date of Monday, July 10, 2017. You will report directly to Shaun Mara, Chief Administrative and Chief Financial Officer. In this role, you will lead our Financial Planning & Analysis organization. We believe your skills and experiences will be invaluable to Atkins Nutritionals as our organization grows and evolves over the next few years.

Summary offer terms:

•	Your starting salary will be $350,000.00 per year, payable in accordance with the Company’s standard payroll practices and procedures.

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Your annual bonus target opportunity will be 50% of your annualized base salary and will be subject to the terms of the applicable Company bonus plans for the year at issue. Bonuses are paid out at the discretion of management and you must be an active employee of the Company on the payment date in order to receive any bonus. Your bonus opportunity will be prorated for fiscal 2017 based upon your starting employment date with the Company.

•	You will be eligible to participate in the Simply Goods Foods Company 2017 Omnibus Incentive Plan once approved by our Board of Directors. Initial equity grant to be defined at a later date.

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Our Paid Time Off Program (“PTO”) combines all accrued time off benefits into a single bank. It includes an employee’s accrued vacation, personal, and sick days. During the first year of employment you will accrue paid time off at a rate of 2.25 days for every month of service. Under current policy, this equals a maximum of twenty-seven (27) days for a full calendar year.

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Company health benefits are available and include medical, dental, and vision plans as stipulated in the Atkins Nutritionals, Inc. Benefits Summary Sheet. Benefits begin on your first day of month following your start date of employment.

Exhibit 10.1

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In addition, the Company will provide relocation assistance to you, as you and your family relocates to the Denver, CO area as follows: the Company will arrange for temporary lodging from July 9 through July 31, we will provide you a housing stipend in the amount of $3,000.00 per month for a maximum of twelve (12) months beginning August 1, 2017, and you will receive a miscellaneous relocation allowance, for all other incidentals, in the amount of $5,000.00 to be paid within 30 days of your start date. All of these amounts are taxable income to you and will appear on your W-2 for the year the payment was disbursed to you or made on your behalf. These payments are considered taxable income and are subject to tax withholding in compliance with IRS regulations, therefore, you will receive a “net” check as reimbursement in the amounts listed herein. To help minimize your tax burden and to assist with the additional tax liability that results from reimbursed moving expenses, the Company will perform a tax assistance “gross-up” to you at year end.

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You will be eligible to participate in our 401(k) plan effective immediately. Although the Company may revise its policies at any time, currently the Company will match 50% of your 401(k) contribution up to 6% of your salary.

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You will be eligible for severance in the event of termination not for cause. The benefit is 18 months of base pay and bonus at the then target payout percentage of base salary for the role. A severance agreement will be provided separately.

As is customary, our offer of employment is subject to the satisfactory completion of all pre-employment processing, including reference checking and establishment of your identity and employment eligibility in the United States. In addition, you must inform us of any confidentiality agreements, non-disclosure agreements and/or non-compete agreements to which you are a party; failure to do so will result in immediate revocation of this offer or termination of employment. Your offer will also be contingent on our assessment of your ability to work with the Atkins team without breaching any such agreements.

This letter constitutes your entire offer and supersedes any previous verbal or written commitments. If you accept our offer, you will be required to adhere to the policies set forth in the Company’s employee handbook.

This offer is not intended to create a contract of employment for any specific period of time. The employment relationship is "at will," which means that if an employment relationship is established; the Company or employee may terminate the employment relationship at any time and for any reason, with or without notice or prior discipline.

You may indicate acceptance of this position by signing below and returning a signed copy of this letter to the Human Resources Department. We are pleased to make you the newest member of the Atkins Nutritionals, Inc. team. We are confident that you will make important contributions to the future success of the Company.

Sincerely,

Keri J. Sorce
Vice President of Human Resources
Atkins Nutritionals, Inc.

I acknowledge receipt of this letter and I accept the position offered.

Signature /s/ Todd Cunfer__________________________	Date ___6/20/2017________________________